Exhibit 5(d)

425 Walnut Street, Suite 1800/ Cincinnati, Ohio 45202-3957

Tel: 513.381.2838 / Fax: 513.381.0205

www.taftlaw.com

March 17, 2022

Ladies and Gentlemen:

We have acted as special Indiana counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiary, Raben Tire Co., LLC, an Indiana limited liability company (“Raben”) and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of its guarantees (the “Guarantees”) of (i) up to $850,000,000 aggregate principal amount of its 5.000% Senior Notes due 2029 (the “2029 Exchange Notes”) and up to $600,000,000 aggregate principal amount of its 5.250% Senior Notes due 2031 (the “2031 Exchange Notes” and, together with the 2029 Exchange Notes, the “Exchange Notes”) issued by the Goodyear Tire & Rubber Company (the “Issuer”) and guaranteed by certain other subsidiaries of the Issuer listed on Schedule A hereto (together with Raben, the “Subsidiary Guarantors”), pursuant to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement hereinafter referred to as the “Registration Statement”). As described in the Registration Statement, the 2029 Exchange Notes and related Guarantees will be exchanged for the Issuer’s outstanding 5.000% Senior Notes due 2029 (the “2029 Restricted Notes”) and related guarantees, and the 2031 Exchange Notes and related Guarantees will be exchanged for the Company’s outstanding 5.250% Senior Notes due 2031 (the “2031 Restricted Notes,” and, together with the 2029 Restricted Notes, the “Restricted Notes”) and related guarantees. The Issuer will issue the Exchange Notes and the Subsidiary Guarantors will provide the Guarantees, in each case, pursuant to the indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Issuer, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, in respect of the 2029 Restricted Notes and 2029 Exchange Notes, dated as of May 18, 2021 (as thereafter supplemented to add new Subsidiary Guarantors, the “Tenth Supplemental Indenture”), and as supplemented by the Eleventh Supplemental Indenture, in respect of the 2031 Restricted Notes and 2031 Exchange Notes, dated as of May 18, 2021 (as thereafter supplemented to add new Subsidiary Guarantors, the “Eleventh Supplemental Indenture”) (the Base Indenture, as supplemented by the Tenth Supplemental Indenture with respect to the 2029 Restricted Notes and 2029 Exchange Notes and as supplemented by the Eleventh Supplemental Indenture with respect to the 2031 Restricted Notes and 2031 Exchange Notes, as applicable, the “Indenture”), among the Issuer, the Subsidiary Guarantors and the Trustee.

We have reviewed (i) the Indenture and (ii) such limited liability company records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed that each natural person who has executed the Guarantees, the Indenture and/or any instrument, document or agreement related thereto, on behalf of Raben, is legally competent to do so.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that Raben: (i) is a limited liability company formed and validly existing under the laws of the State of Indiana, (ii) possesses the limited liability company power and authority to execute and deliver the Guarantees and the Indenture and to perform its obligations thereunder, and (iii) has duly authorized, executed and delivered the Guarantees and the Indenture.

We are members of the bar of the State of Indiana. We do not express any opinion herein on any laws other than the law of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5(d) to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

Attachment: Schedule A — List of Subsidiary Guarantors

SCHEDULE A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Formation
Celeron Corporation	Delaware

Cooper International Holding Corporation	Delaware

Cooper Receivables LLC	Delaware

Cooper Tire & Rubber Company	Delaware

Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware

Cooper Tire Holding Company	Ohio

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Max-Trac Tire Co., Inc.	Ohio

Mickey Thompson Performance Racing Inc.	Ohio

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky

Wingfoot Brands LLC	Delaware

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